Exhibit 99.1
Company Contact:
Matthew Pfeffer
Chief Financial Officer
661 295-4784
mpfeffer@mannkindcorp.com
MannKind Reports Positive Data from a Phase 3 Clinical Study of Technosphere
Insulin in Type 1 Diabetes
Study 009 meets its primary endpoint of non-inferiority to a rapid-acting insulin analog
VALENCIA, Calif., Sept. 16/PRNewswire-FirstCall/ — MannKind Corporation (Nasdaq: MNKD) today released preliminary top-line results from a Phase 3 clinical study of the Technosphere(R) Insulin System in patients with type 1 diabetes (Study 009). This study compared the safety and efficacy of prandial inhalations of Technosphere Insulin (the TI group) versus prandial subcutaneous injections of insulin aspart (the comparator group). Both groups also received daily subcutaneous injections of a basal insulin (insulin glargine).
Study Highlights
Technosphere Insulin, compared to a rapid-acting insulin analog, showed:
•	Comparable reductions in A1C levels

•	Comparable numbers of patients reaching pre-defined A1C goals

•	Superior fasting blood glucose levels

•	Better early post-prandial glucose control

•	Fewer patients experiencing hypoglycemic events

•	Weight loss versus weight gain

•	No adverse effects on pulmonary function
Dr. Peter Richardson, MannKind’s Chief Scientific Officer, commented, “We are very pleased with the results of this study, the first of our three completed pivotal Phase 3 studies. These observations confirm the results of earlier studies and build on the important differentiating features of this product, including its positive effects on fasting glucose levels. Technosphere Insulin promises to be an important additional option for the treatment of patients with type 1 diabetes. Our next step is to lock the databases for the remaining two pivotal studies, which further examine long-term efficacy and safety in patients with diabetes. We are also continuing our preparations to submit a new drug application by year-end or shortly thereafter.”
About Study 009
The primary objective of this trial was to compare the efficacy (as expressed by the change in A1C levels) of the treatment received by the TI group versus the treatment received by the comparator group. A total of 565 patients were studied in sites in the

United States, Europe and Latin America. A total of 293 patients received Technosphere Insulin, and 272 patients received insulin aspart.
Over the 52-week period of this study, A1C levels decreased comparably in the two treatment groups, with a between-group difference of -0.24%. The 95% confidence interval (-0.09% to -0.40%) did not exceed the predetermined threshold of 0.40%, thereby establishing non-inferiority between Technosphere Insulin and insulin aspart. There were no interactions associated with the data from different sites or different countries; the statistical analysis was conducted on the entire intention-to-treat (ITT) population.
A comparable percentage of patients reached A1C target levels between the two treatment groups. There were no statistically significant differences in the percentage of patients whose A1C level decreased below 8.0% (50.7% for the TI group; 56.3% for the comparator group); 7.0% (16.3%, TI group; 16.2%, comparator group); and 6.5% (7.4%, TI group; 7.2%, comparator group).
Over the 52-week period of the study, fasting blood glucose (FBG) levels decreased significantly (p<0.01) in the TI group compared to the FBG levels observed in patients using insulin aspart. Among patients using TI, mean FBG decreased by 48.8 mg/dL from 188.6 mg/dL at screening to 139.8 mg/dL at the end of the treatment period, compared to a drop of only 20.2 mg/dL from 180.3 mg/dL to 160.1 mg/dL over the same period in the comparator group.
Patients in the TI group lost an average of 2.0 kg (4.3 pounds) over the 52-week treatment period compared to the average gain of 1.4 kg (3.0 pounds) observed in the comparator group. This difference between groups was statistically significant (p=0.02).
At different times during the study (weeks 4, 26 and 52), postprandial blood glucose levels were measured over a six-hour period following the ingestion of a standardized meal. One hour after meal ingestion, patients in the TI group exhibited significantly (p<0.01) lower mean blood glucose levels (167.8 mg/dL; 167.9 mg/dL; and 165.7 mg/dL, respectively for each meal challenge) compared to the mean levels exhibited by the comparator group (210.9 mg/dL; 210.8 mg/dL; and 201.0 mg/dL, respectively). A full analysis of the meal challenge data has not yet been completed.
Fewer patients in the TI group experienced one or more hypoglycemic events (95.2%) compared to the proportion affected in the comparator group (98.9%). This difference in overall hypoglycemia in favor of Technosphere Insulin was statistically significant (odds ratio = 0.222; p<0.02).
Over the entire 52-week treatment period, Technosphere Insulin was generally well tolerated. No pulmonary neoplasms were reported. Consistent with the results from earlier studies of a shorter duration, after 52 weeks of treatment, there were no between-group differences in pulmonary function measures, including FEV1 (forced expiratory volume in one second), FVC (forced vital capacity), DLCO (carbon monoxide diffusing capacity) and TLC (total lung capacity). All safety data will be further analyzed along with data from the recently completed two-year pulmonary safety study.
About Technosphere Insulin
The pharmacokinetic profile of Technosphere(R) Insulin sets it apart from all other insulin products. The large surface area of the lung provides unique access to the circulatory system. The pH-sensitive Technosphere particles immediately dissolve upon contact with the lung surface, releasing insulin monomers that rapidly enter the bloodstream. As described in publications in the Journal of Diabetes Science and Technology, MannKind’s Technosphere Insulin achieves peak insulin levels within 12-14 minutes of administration, effectively mimicking the release of meal-time insulin observed in healthy individuals, but which is absent from patients with diabetes. MannKind believes that by mimicking the normal physiologic release of meal-time insulin, Technosphere Insulin will be positioned as the only insulin therapy that effectively addresses post-prandial glucose excursions.
About MannKind Corporation
MannKind Corporation (Nasdaq: MNKD) focuses on the discovery, development and commercialization of therapeutic products for patients with diseases such as diabetes and cancer. Its pipeline includes Technosphere Insulin, which has completed Phase 3 clinical trials, and MKC253, which is currently in phase 1 clinical trials. Both of these investigational products are being evaluated for their safety and efficacy in the treatment of diabetes. For more information on MannKind Corporation and its technology, visit http://www.mannkindcorp.com.
Forward-Looking Statements
This press release contains forward-looking statements, including statements related to the promise for Technosphere Insulin, next steps in the Company’s clinical trial program, plans and timing for the submission of a new drug application and expectations regarding potential position and use of Technosphere Insulin in the market. Words such as “believes”, “anticipates”, “plans”, “expects”, “intend”, “will”, “goal”, “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon MannKind’s current expectations and involve risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the progress, timing and results of clinical trials, difficulties or delays in seeking or obtaining regulatory approval, MannKind’s ability to enter into any collaborations or strategic partnerships, MannKind’s ability to raise additional financing and other risks detailed in MannKind’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2007 and periodic reports on Form 10-Q and Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and MannKind undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this news release.